Exhibit 10.15

PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K, CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED AND, WHERE APPLICABLE, HAVE BEEN MARKED “[***],” SUCH REDACTIONS ARE IMMATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

JOINT DEVELOPMENT AND MASTER SUPPLY AGREEMENT

THIS JOINT DEVELOPMENT AND SUPPLY AGREEMENT (this “Agreement”) is made as of December 4, 2017 (the “Effective Date”) by and between MAGNA ELECTRONICS INC., a Delaware corporation, with a place of business at 2050 Auburn Road, Auburn Hills, Ml, USA 48326 (“Magna”) and INNOVIZ TECHNOLOGIES LTD., a limited liability company incorporated under the laws of Israel, with a place of business at Atir Yeda 5 St., Kfar Saba, Israel (“Innoviz”). Magna and Innoviz are each herein referred to as a “Party” or, collectively, as the “Parties”.

WHEREAS, Magna is a leading technology company and global supplier of products and services for the automotive and commercial vehicle markets worldwide as well as an industry leader in the development and commercialization of automated driving solutions;

WHEREAS, Innoviz is a provider of LiDAR components, systems, software and related technologies for the automotive Original Equipment Manufacturer (“OEM”), aftermarket, mobility-on-demand and commercial transportation markets;

WHEREAS, Magna and Innoviz will work together for jointly developing and commercializing various LiDAR-related technologies (the “Purpose”);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS

The following capitalized terms have the meanings set forth below:

1.1 “Affiliate” means, with respect to a person or entity, any other person or entity now or hereafter controlled by, controlling or under common control with the first person or entity, for so long as such control exists, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of more than 50% of the equity securities (or other equivalent interests), or of the majority of the voting rights, of the subject entity, by contract or otherwise.

1.2 “Background IP” means with respect to each of Innoviz or Magna, all IP Rights which are solely owned (or dully licensed) and controlled by such Party and which existed prior to the engagement between Innoviz and Magna hereunder, or result from activities that are not Jointly Developed IP whether or not existed prior, during or after such engagement (including all IP Rights created following the day hereof by any Party (alone or together with any third party), without substantial inventive contribution from the other Party).

1.3 “Magna Terms” means Magna’s General Terms and Conditions of Purchase referred to in Exhibit A, as supplemented in accordance with the introductory paragraph in Exhibit A.

1.4 “Intellectual Property Rights” or “IP Rights” means all proprietary or other rights in and to: (i) patents and patent applications, including any additions, continuations, continuations-in-part, divisions, reissues, reexaminations, renewals or extensions based thereon (“Patents”); (ii) inventions (whether or not patentable), discoveries and improvements; (iii) copyrights, moral rights and similar rights in works of authorship, including documentation and computer programs in either source or executable code; (iv) trade secret rights and similar rights in proprietary and confidential information, including, in each case, applications and registrations for any of the foregoing; (v) trademarks, trade names, designs, logos and trade dress; and (vi) analogous rights under the laws of any jurisdiction worldwide; as well as any and all improvements, enhancements, derivative works, customizations, modifications, updates and upgrades to any of the aforementioned, if and as applicable.

1.5 “Jointly Developed IP” means IP Rights created during the Term with substantial inventive contribution from both Parties, and which are not otherwise included in the definition of Background IP. Jointly Developed IP also includes any IP Rights that are specifically identified as such in another written agreement between the Parties.

1.6 “purchase order” means the electronic or written document, whether one-time order or contracts based on enterprise resource planning system releases, for Magna customer demand of Products.

1.7 “Products” means the Innoviz products identified in an order form or purchase order issued pursuant to the Magna Terms, including, but not limited to, the InnovizPRO and the InnovizOne product solutions.

“Articles”, “Section” or “Exhibit” means an article, a section or an exhibit of or to this Agreement.

2. DEVELOPMENT PROJECTS

2.1 Future Development Activities. The Parties hereby agree to work in good faith on the Purpose. Accordingly, they may pursue development projects which may include evaluation and testing activities, procurement of services by one Party to the other, development to specifications and joint development activities, in each case relating to the Purpose. Any such projects shall be memorialized in an addendum to this Agreement which shall be executed by both Parties (an “Addendum”). The Parties will describe in each Addendum the activities and services to be completed, deliverables, allocation of responsibility for such activities or services between the Parties, completion schedule, payment schedule, acceptance criteria and any other relevant information, as may be applicable, in a statement of work in a form to be mutually agreed upon. Each Addendum shall be governed by the terms of this Agreement to the extent they are applicable to the subject matter of the relevant Addendum and do not conflict with its terms. For the avoidance of doubt, each Party shall retain sole title to and ownership of any of its test, sample or demonstration products or equipment used in the course of the development activities.

3. COVENANTS

3.1 Magna will to the extent mutually pre-agreed by Innoviz and Magna, (i) assemble, test and validate the LiDAR optical assembly delivered by Innoviz, including but not limited to receivers, mirrors and ASICs, and (ii) package and add power supply and board to LiDARs.

3.2 Magna will use commercially reasonable efforts to consider booking future business that include Innoviz’s product solutions with OEM customers and consider delivering on its commitment to OEM customers with appropriate support from Innoviz. Magna and Innoviz will use commercially reasonable efforts to prepare and agree upon a detailed marketing and promotion plan covering the Products together with Magna’s products within no later than 90 days after the Effective Date.

4. PREFERRED PRICING

[***]

5. ACCESS TO VOLUMES

Innoviz shall fulfil Magna’s requirements for the InnovizPRO product solution in a maximum amount of 500 units per calendar year until December 31, 2019, provided that Magna’s maximum monthly requirements shall be limited to 30% of Innoviz’s existing monthly production capacity for the InnovizPRO product solution on the date the relevant purchase order is placed by Magna with Innoviz. Until December 31, 2019, Innoviz shall provide Magna with its estimated monthly capacity availability for the InnovizPRO product solution for the upcoming month at a minimum thirty (30) days prior to the 1st day of such month in order to allow Magna to determine its requirements for such month (if any). Subsequently, if Magna decides to require InnovizPRO product solution units for such month, Magna will do so by placing a non-cancelable purchase order for a specific unit amount of the InnovizPRO product solution at a minimum fifteen (15) days prior to the 1st day of such month.

6. SUPPLY OF PRODUCTS

6.1 Issuance of Purchase Orders. Magna may, from time to time, elect to purchase Products by issuing written purchase orders to Innoviz, including purchase orders which are conditional upon winning a program award from a Magna customer. Magna’s purchase of Products will be exclusively governed by the terms of the Magna Terms. Innoviz shall use commercially reasonable efforts to agree to supply to Magna at that time or in the future, as specified in a proposed Magna purchase order, a sufficient number of Innoviz product solution units to enable Magna to satisfy its customer obligations, provided that, once Innoviz has agreed in writing to accept and make effective such purchase order, then notwithstanding any provision of this Agreement (other than the last sentence of Section 7.1) Innoviz shall perform its obligations, and otherwise meet the terms, under such purchase order.

6.2 Emergency Supply Interruption. The Parties shall discuss in the future provisions related to emergency supply interruption, which may be included in the Magna Terms.

6.3 Applicable Terms and Conditions; Precedence. This Agreement and the Magna Terms will exclusively govern Magna’s purchase of Products specified in any purchase order agreed on between the Parties. Without derogating from each of Innoviz’s representations and warranties in the Magna Terms, if the terms of a purchase order for Products issued by Magna to Innoviz conflict with this Agreement, then this Agreement will take precedence unless the Parties expressly state in the relevant purchase order that any inconsistent term is intended to take precedence over any conflicting term in this Agreement. Any terms in any other document issued by either Party (e.g., an order acknowledgement) that are different from or additional to the provisions of this Agreement, the Magna Terms or the applicable purchase order, shall not binding upon the Parties unless otherwise agreed in writing between the Parties.

7. TERM AND TERMINATION

7.1 Term. This Agreement will begin on the Effective Date and will continue for a period of eight (8) years (the “Initial Term”), automatically renewing for successive one (1) year periods thereafter (each, a “Renewal Term”). Either Party may terminate this Agreement upon expiration of the Initial Term or a Renewal Term, as the case may be, by providing the other Party with at least ninety (90) days’ written notice of its intention to terminate this Agreement. The “Initial Term” and any “Renewal Term” shall be collectively referred to as the “Term”. Additionally, any particular Addendum may have a shorter term, as agreed to by the Parties and reflected in the applicable Addendum. Notwithstanding anything in this Agreement or any Addendum, obligations of Innoviz under a Magna purchase order that has been accepted and confirmed by Innoviz cannot be terminated, including as a result of termination of this Agreement, without prior written approval of Magna, unless the Agreement was terminated by Innoviz for non-payment by Magna pursuant to Section 7.2 below.

7.2 Termination for Cause. Either Party may terminate the Agreement (including all Addendums) or any particular Addendum if the other Party is in material breach of the Agreement or any such particular Addendum (as applicable) and has failed to cure that breach (if curable) within thirty (30) days after the non-breaching Party’s written notice thereof. Either Party may, at its option, terminate a particular Addendum pursuant to this Section 7.2 without terminating this Agreement and all other Addendum will remain in full force and effect in accordance with their terms.

7.3 Other Termination. Either Party may terminate this Agreement (including all Addendums) immediately upon written notice to the other Party if the other Party: (i) makes an assignment in violation of this Agreement; (ii) ceases to carry on its business, liquidates or dissolves its business or disposes of a substantial portion of its assets; (iii) becomes insolvent or makes an assignment for the benefit of creditors; or (iv) voluntarily or involuntarily becomes the subject of any proceeding relating to bankruptcy, insolvency, receivership, liquidation or other similar proceeding. In addition, either Party shall have the right to terminate this Agreement upon a thirty day prior written notice to the other in connection with the acquisition of such Party (whether by way of merger, asset or share sale or other similar transaction) (an “Acquisition”), provided that: (i) the right to terminate this Agreement upon consummation of an Acquisition does not give the right to terminate Addendums or purchase orders that are in force at the time such termination becomes effective, and for greater certainty such Addendums and purchase orders remain in effect and Innoviz shall continue to perform its obligations under such Addendums and purchase orders, and (ii) that Sections 4, 5 and 6 shall survive a termination of this Agreement resulting from the consummation of an Acquisition pursuant to the terms of this Section until December 31, 2019 with respect to Section 5 and the end of the Term with respect to Sections 4 and 6.

7.4 Effect of Termination

A. Termination of an Addendum. Upon termination or expiration of any particular Addendum: (i) all licenses granted in the applicable Addendum will automatically terminate, except as otherwise set forth in the Addendum; (ii) any outstanding payment obligations will survive such expiration or termination with respect to the applicable Addendum; and (iii) firm orders for Products issued prior to the effective date of termination or expiration shall be fulfilled by Innoviz (and Magna shall pay all related consideration) in accordance with the terms of the applicable Addendum For the avoidance of doubt, the termination or expiration of any particular Addendum will not terminate or otherwise have any effect on this Agreement or any other Addendum then in force or effect (unless specifically stated otherwise in such Addendum).

B. Termination of the Agreement. Upon termination or expiration of the Agreement, in addition to the provisions of Section 7.4A, any outstanding payment obligations will survive such termination or expiration and Sections 8, 9, 12, 15 and 17 will survive. In addition, individual Addenda may have additional survival terms as set forth therein. After expiration or termination of the Agreement, each Party will, within twenty (20) business days return or destroy, at the election of the other Party (and provide certification of such destruction, if applicable) all Confidential Information of the other Party in its possession at the time of expiration or termination. Furthermore, the Parties will use reasonable efforts to timely transition any work in process to the other Party or its designee; provided any outstanding payments or invoices are satisfied at such time.

8. INTELLECTUAL PROPERTY RIGHTS

8.1 Ownership. Each of Innoviz and Magna shall retain ownership of its Background IP and nothing contained in this Agreement shall be construed as resulting in the assignment or transfer of Background IP.

A. Subject to the following, for any Jointly Developed IP the Parties shall, unless otherwise agreed in the applicable Addendum, jointly own the IP Rights and maintain an irrevocable, assignable, sub-licensable, royalty-free, perpetual, worldwide license to use for any purpose (including develop, make, have-made, offer to sell and commercialize) the other Party’s rights in such jointly owned IP Rights, all without having to account to the other Party.

B. Each Party will keep confidential any development results that result from the joint development (algorithms, software, etc.) for a period of five (5) years from the date they are created or for any other period of time to be agreed by the Parties.

C. Unless otherwise agreed upon between Innoviz and Magna in the future: (i) unpatented modifications or adjustments made by either Party and/or both Parties to Magna’s Background IP or products shall be solely and exclusively owned by Magna and will be treated as confidential information of Magna, and (ii) unpatented modifications or adjustments made by either Party and/or both Parties to Innoviz’s Background IP or products shall be solely and exclusively owned by Innoviz and will be treated as confidential information of Innoviz.

D. Each of the Parties shall have sole discretion to file patents related to its Background IP. Each Party will reasonably cooperate with the other in the filing of such patents or assignment of IP Rights in accordance with the above. In case of Jointly Developed IP, the Parties will discuss, in good faith, the registration, protection and enforcement of such Jointly Developed IP.

8.2 Restrictions on the Parties. Notwithstanding anything else to the contrary, unless expressly authorized in an Addendum or otherwise by a Party’s prior written consent (and in such a case, only to such extent), the other Party may not, and agrees that it will not nor will it permit others to do any of the following:

A. Reverse engineer, decompile, disassemble or otherwise attempt to derive the source code or underlying algorithms of software delivered or made available by a Party to the other Party pursuant to this Agreement;

B. Modify, create derivative works of or translate any software delivered or made available by a Party to the other Party pursuant to this Agreement or combine any such software with publicly available software in a manner that would require such software to: (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; or (iii) be redistributable at no charge;

C. Copy any of the software delivered or made available by a Party to the other Party pursuant to this Agreement other than as reasonably necessary to perform a Party’s obligations or exercise the rights granted with respect to such software under this Agreement or for backup purposes; the Parties agree to reproduce any copyright and other proprietary right notices on any such permitted copy; or

D. Remove any proprietary notices on any of the deliverables or software delivered or made available by a Party to the other Party under this Agreement.

The foregoing restrictions will also apply to any improvement or derivative work of the other Party’s software developed under this Agreement (to the extent applicable), regardless of which Party creates the improvement or derivative work.

8.3 Notification of Infringement. In the event that a Party learns of any infringement or misappropriation of any Intellectual Property Rights of the other Party, such Party shall promptly notify in writing the other Party of such infringement or misappropriation.

8.4 Reservation of Rights. All rights not expressly granted by either Party to the other Party hereunder are expressly reserved by the Party holding such rights. No licenses are granted by one Party to the other Party other than the licenses expressly granted in this Agreement.

8.5 Access to and Use of Data. Data collected by the Parties through the development activities pursuant to this Agreement under an Addendum (the “Collected Data”) will be shared among the Parties and may be freely used by Magna or Innoviz for its internal research and development purposes. Collected Data will be treated as Confidential Information but is excluded from the requirements to return or destroy the information as set forth in Section 9 below.

9. CONFIDENTIAL INFORMATION

9.1 Confidential Information. Each Party (the “Receiving Party”) undertakes to retain in confidence the terms of this Agreement and all other non-public information, technology, materials and know-how of the other Party (the “Disclosing Party”) disclosed to or acquired by the Receiving Party in connection with this Agreement that is either designated as proprietary or confidential or, by the nature of the circumstances surrounding disclosure, ought in good faith to be treated as proprietary or confidential (“Confidential Information”); provided that each Party may disclose the terms of this Agreement to its immediate legal and financial consultants in the ordinary course of its business. Receiving Party will not use any Confidential Information of the Disclosing Party for any purpose other than to carry out the activities contemplated by this Agreement. The Receiving Party will use commercially reasonable efforts to protect Confidential Information of the Disclosing Party, and in any event, take precautions at least as great as those taken to protect its own confidential information of a similar nature. The Receiving Party will also notify the Disclosing Party promptly in writing in the event Receiving Party learns of any unauthorized use or disclosure of any of the Disclosing Party’s Confidential Information, and Receiving Party will cooperate in good faith to remedy such occurrence to the extent reasonably possible. Upon request of the Disclosing Party, Receiving Party will return to the Disclosing Party all materials, in any medium, that contain or reveal all or any part of any of the Disclosing Party’s Confidential Information.

9.2 Exceptions. The restrictions set forth in this Article 9 will not apply to any Confidential Information that: (i) was known by the Receiving Party without any obligation of confidentiality prior to disclosure thereof by the Disclosing Party, as can be demonstrated by written records; (ii) was in or entered the public domain through no fault of the Receiving Party of any of its Affiliates; (iii) is disclosed to the Receiving Party by a third party legally entitled to make such disclosure without violation of any obligation of confidentiality by such third party or any of its Affiliates; (iv) is independently developed by the Receiving Party without use of, reference or access to any Confidential Information of the Disclosing Party, as can be demonstrated by written records; or (v) is authorized in writing for disclosure to a third party at the direction of the Disclosing Party, provided that the foregoing exception will only apply to the third party specified by the Disclosing Party for that particular disclosure. In addition, notwithstanding Section 9.1, a Receiving Party may disclose the Disclosing Party’s Confidential Information if such disclosure is required by applicable laws or regulations, provided that the Receiving Party give the Disclosing Party advance written notice of such disclosure (to the extent legally permissible), reasonably cooperates with the Disclosing Party in seeking confidential treatment of such information, and only discloses that portion of information that, based on the reasonable advice of counsel, is legally required to be disclosed.

The Receiving Party is permitted to disclose Confidential Information it receives hereunder to its Affiliates, directors, officers, employees, investors, auditors, counsel, agents or other advisors (collectively “Representatives”), provided that the Receiving Party’s Representatives are informed of the confidential nature of the Confidential Information disclosed to them and the confidentiality obligations described in this Agreement. The Receiving Party will be responsible for any breaches by its Representatives of these confidentiality obligations.

9.3 Injunctive Relief. Each Party acknowledges that breach of this provision by it may result in irreparable harm to the other Party, for which money damages may be an insufficient remedy, and therefore that the other Party will be entitled to seek injunctive relief to enforce the provisions this Article 9 in any jurisdiction.

10. JOINT STEERING COMMITTEE:

Innoviz and Magna shall establish a joint steering committee on terms to be mutually agreed.

11. NON-EXCLUSIVITY

The Parties acknowledge and agree that, except as otherwise provided in this Agreement, the development and supply activities described in this Agreement are being performed on a nonexclusive basis. Subject to the terms of this Agreement, nothing in this Agreement shall in any manner limit, restrict or preclude either Party from pursuing the Purpose with a third party; provided, however, that no Intellectual Property Rights or Confidential Information of the other Party is used or disclosed in the course of such activities.

Except as set forth in this Agreement to the contrary, the Parties shall not be precluded in any manner from pursuing, developing or investing in technology that is similar to the other Party’s product offerings and technology, either independently or with the support of a business partner. The Parties shall not, however, incorporate or use any of the other Party’s deliverables, IP Rights or Confidential Information in such instances or product development initiatives.

12. INDEMNIFICATION

12.1 Magna.    [***]

12.2 Innoviz.    [***]

12.3 Procedure. The indemnified Party will give the other indemnifying Party prompt written notice of any claim subject to indemnification, provided that the indemnified Party’s failure to promptly notify the indemnifying Party will not affect such Party’s indemnification obligations except to the extent that the indemnified Party’s delay prejudices the indemnifying Party’s ability to defend such claim. The indemnified Party will give the indemnifying Party sole control of the defense or settlement of the claim, and the indemnifying Party will defend the claim at its expense with counsel of its own choosing, provided that the indemnifying Party will not enter into any settlement that requires the indemnified Party to pay money or admit to liability without the indemnified Party’s written consent. At the indemnifying Party’s expense, the indemnified Party will conduct, and will reasonably cooperate with the indemnifying Party in, the defense and settlement of any claim subject to indemnification by the indemnifying Party. At its discretion and expense, the indemnified Party may participate in the defense, any appeals, and settlement with its own counsel. In addition, if the indemnifying Party fails to timely conduct the defense, the indemnified Party may assume the defense and the indemnifying Party will reimburse the indemnified Party for any actual expenses associated with the defense reasonably incurred by the indemnified Party.

12.4 If as a result of a claim under this Article 12, all or any part of a Magna deliverable, Innoviz deliverable or Product becomes enjoined from use, the applicable indemnifying Party shall, at its sole discretion: (x) procure for the indemnified Party the right to continue using the infringing element or component as contemplated in this Agreement; (y) modify the infringing element or component so that it is non-infringing without materially affecting the quality, performance and functionality of such infringing element or component such that it continues to comply substantially with the requirements of this Agreement, including conforming in all material respect to any applicable specifications; or (z) replace the infringing element or component with a substitute non-infringing element or component of materially equivalent quality, performance and functionality.

13. COMPLIANCE WITH LAW; REGULATORY

Magna and Innoviz will each comply with all applicable national, state and local laws, ordinances, regulations and rules for the performance of their respective responsibilities and obligations under this Agreement, including applicable anti-bribery laws. The Parties will cooperate and provide reasonable assistance in obtaining any regulatory approvals, licenses, registrations and permits as may be required to perform any obligations under this Agreement. To the extent legally permissible, each Party will notify the other Party, as soon as reasonably practicable, if it becomes the subject of a government audit or investigation concerning the deliverables supplied under this Agreement.

14. INSURANCE

Each Party will obtain and maintain the insurance coverage listed below. The existence of insurance does not release either Party of its obligations or liabilities under this Agreement. Each Party will furnish the other Party with a certificate showing compliance with this requirement (as applicable) within ten (10) days of the Effective Date of this Agreement:

COVERAGE	LIMITS OF LIABILITY

Workers compensation	Statutory

Employer’s liability	[***]

Comprehensive general liability insurance, including contractual liability coverage, general aggregate, products & completed operations aggregate	[***]

Professional liability insurance	[***]

The above insurance coverage shall be obtained by Innoviz prior to such time that Innoviz initiates supply of commercial Products to Magna.

15. DISPUTE RESOLUTION

Before initiating any legal claim or action (except with respect to equitable, injunctive or time-sensitive relief), the Parties agree to work in good faith to settle any dispute or claim arising out of or related to this Agreement (collectively, a “Dispute”) through discussions which will be initiated upon written notice of a Dispute. If the Parties cannot come to a mutually agreeable resolution of the Dispute within sixty (60) days after their first meeting, then such Dispute will be referred to members of the Parties’ executive management for resolution. If the Parties’ executive management have not reached a resolution of the Dispute within fifteen (15) business days after their initial meeting, then either Party may submit the Dispute to the terms of Section 17.10 below.

16. REPRESENTATIONS AND WARRANTIES

Each Party represents and warrants to the other Party that: (i) it is duly organized, validly existing, and has full and adequate power and authority to enter into this Agreement, to grant the rights granted to the other Party hereunder and in any Addendum and to perform its obligations hereunder and in any Addendum; (ii) the execution, delivery and performance of this Agreement by such Party and the performance by such Party of the transactions contemplated in this Agreement have been duly and validly authorized by all necessary action, corporate or otherwise, on its part, and this Agreement constitutes the valid, legal and binding obligation of such Party; and (iii) such Party is not and will not be subject to any agreement or other constraint that does, would or with the passage of time would prohibit, conflict with or restrict such Party’s right or ability to enter into or carry out its obligations hereunder.

EXCEPT AS PROVIDED OTHERWISE HEREIN, IN AN ADDENDUM OR EXCEPT AS SPECIFICALLY PROVIDED IN THE MAGNA TERMS WITH RESPECT TO THE SUPPLY OF PRODUCTS, IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT, ANY ADDENDUM AND/OR THE MAGNA TERMS FOR CONSEQUENTIAL, INCIDENTAL, INDIRECT, LOSS OF REVENUE, LOSS OF PROFIT, COST OF PROCURING SUBSTITUTE SERVICES, EXEMPLARY, PUNITIVE, OR SPECIAL DAMAGES WHATSOEVER RESULTING FROM THE OTHER PARTY’S PRODUCTS, PERFORMANCE OR FAILURE TO PERFORM, WHETHER DUE TO BREACH OF CONTRACT, BREACH OF WARRANTY, STRICT LIABILITY, PRODUCT LIABILITY, NEGLIGENCE OR OTHERWISE.

NOTWITHSTANDING ANYTHING ELSE TO THE CONTRARY, INNOVIZ’ AGGREGATE MAXIMAL LIABILITY ***

17. GENERAL:

17.1 Independent Contractor. The relationship of Innoviz and Magna established by this Agreement is that of independent contractors. No Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party without the express consent of such other Party.

17.2 Notices. All notices, requests and demands hereunder will be delivered in writing or via email and will be deemed to have been given: (i) on the day of receipt if personally delivered, via email or delivered by courier to such Party; or (ii) on the third day after mailing if mailed by registered or certified mail. The Parties will send all notices to the following addresses:

If to Magna:	If to Innoviz:

Magna Electronics Inc. 2050 Auburn Road, Auburn Hills, MI, USA 48326 Attention: Executive Vice President	Innoviz Technologies Ltd. Atir Yeda 5 St. Kfar Saba, Israel Attention: Chief Business Officer

With a Copy to: Magna Electronics Inc.	With a Copy to:
2050 Auburn Road, Auburn Hills, MI, USA 48326 Attention: General Counsel

17.3 No Joint Venture. Nothing contained in this Agreement shall constitute a joint venture by the Parties. Neither Party shall have the right to contract on behalf of or bind the other Party or make any commitment, representation or warranty for or on behalf of the other Party.

17.4 Expenses. Unless otherwise agreed to in writing by the Parties, each Party shall bear its own costs and expenses incurred in connection with the performance of its respective obligations under this Agreement, including legal, accounting and other professional fees. Any extraordinary costs or expenses to be incurred will be discussed between the Parties in advance.

17.5 Force Majeure. Neither Party will be liable for any default or delay in the performance of its obligations under this Agreement, including its obligations with respect to any Addendum, if and to the extent: (i) the default or delay is caused, directly or indirectly, by a force majeure event; (ii) the non-performing Party is without fault; and (iii) the default or delay could not have been prevented by reasonable precautions. In such event, the non-performing Party is excused from further performance for as long as such circumstances prevail and the Party continues to use its commercially reasonable efforts to recommence performance. Any Party so delayed will notify the Party in writing to whom performance is due and describe the circumstances causing the delay.

17.6 Public Announcements. Magna will make commercially reasonable efforts to consider, on a date to be mutually agreed by the Parties, cooperating with Innoviz for a public announcement about its relationship with Innoviz which may include any specifics regarding the relationship between the Parties as the Parties may agree upon. The Parties further agree that, unless required or restricted by law or governmental agency, they shall agree upon the contents of any press release or any other public disclosures relating to this Agreement. The Parties shall work in good faith to timely review and provide comments to any proposed press releases.

17.7 Use of Trademarks and Logos. Without derogating from any other agreement between the Parties, neither Party shall use the other Party’s trademarks, service marks, graphic symbol, logo or icon on or in connection with websites, products, packaging, manuals, promotional or advertising materials, or for any other purpose except pursuant to the prior written consent of the other Party.

17.8 Assignment. Either Party shall have the right to assign all (but not less than all) its rights and interest under this Agreement and any Addendum to: (i) an Affiliate (unless such Affiliate is a competitor of the other Party); in such case, the assigning Party shall provide written notification to the other Party, and the Affiliate shall acknowledge and agree to assume all of the obligations under this Agreement and any Addendum; or (ii) an acquirer of a Party as part of an Acquisition. Any other assignment shall be subject to the prior approval of the other Party.

17.9 Entire Agreement. This Agreement and any Addendum contain the entire agreement of the Parties regarding the subject matter described herein, and all other promises, representations, understandings, arrangements and prior agreements related thereto are merged herein and superseded hereby. The provisions of this Agreement may not be amended except by an agreement in writing signed by authorized representatives of both Parties.

17.10 Applicable Law. This Agreement will be governed and construed in all respects in accordance with the laws of the State of New York, U.S.A., without reference to conflicts of laws principles. Either Party may seek resolution of disputes regarding access to products, confidential information, intellectual property rights and interim, immediate injunctive or other equitable relief in any court having jurisdiction.

IN WITNESS WHEREOF, Magna and Innoviz have each caused this Agreement to be signed and delivered by its duly authorized officer as of the Effective Date.

MAGNA ELECTRONICS INC.		INNOVIZ TECHNOLOGIES LTD.
By:	/s/ Kelin Shen	By:	/s/ Omer Keilaf –
Printed:	Kelin Shen	Printed:	Omer Keilaf – Eldar Cegla
Title:	EVP, Magna Electronics	Title:	CEO - CFO
Date:	Dec 7, 2017	Date:	December 5, 2017

/s/ Paul Bender
Paul Bender
Global Director, Purchasing
December 7, 2017

EXHIBIT A

TERMS AND CONDITIONS OF SUPPLY BY INNOVIZ TO MAGNA

The parties agree that the terms set forth below will govern the supply of commercial Products by Innoviz to Magna under any purchase order issued by Magna.

[***]